EXHIBIT 5.1
                       CONSENT OF INDEPENDENT ACCOUNTANTS


The Sponsors and Trustee of Equity Investor Fund, Select Series, Standard & Poor's Industry Turnaround Portfolio Series 2, Defined Asset Funds:

We consent to the use in this Registration Statement No. 333-47937 of our report dated April 3, 1998, relating to the Statement of Condition of Equity Investor Fund, Select Series, Standard & Poor's Industry Turnaround Portfolio Series 2, Defined Asset Funds and to the reference to us under the heading 'Miscellaneous--Auditors' in the Prospectus which is a part of this Registration Statement.

DELOITTE & TOUCHE LLP
New York, N.Y.
April 3, 1998